Exhibit 99.1

FOR IMMEDIATE RELEASE

RECENT AGRICULTURAL PURCHASING PATTERNS AND LOWER FACTORY UTILIZATION RATES

WILL AFFECT AMERICAN VANGUARD’S SECOND QUARTER 2014 FINANCIAL PERFORMANCE

Company to Conduct Conference Call Monday, July 21st at 9:00am ET

Newport Beach, CA – July 18, 2014 – American Vanguard Corporation (NYSE:AVD) today announced that lower than normal purchasing of corn inputs and reduced production levels at the Company’s manufacturing facilities will affect second quarter 2014 financial performance. Net sales for the second quarter of 2014 will be approximately 21% below those of the comparable period in 2013, and reported net earnings are expected to be near a break-even level.

As was reported by the Company previously, surplus inventory of corn products in the agriculture distribution channel has resulted in significantly lower re-stocking procurement from manufacturers. Many of American Vanguard’s industry peers have similarly acknowledged reduced sales of their corn products in 2014 due to this sluggish procurement pattern.

Eric Wintemute, Chairman and CEO of American Vanguard, stated, “This downshift in corn input purchasing accounts for our year-over-year second quarter revenue decline. While we believe the fundamental demand for AMVAC’s corn products remains solid, some purchases that would have ordinarily been realized in this year’s second quarter have not materialized. Additionally, as we have indicated in prior public disclosures, reduced production of these products in our manufacturing facilities has resulted in unabsorbed fixed factory costs which negatively impacts current period profitability.”

Mr. Wintemute continued: “We believe that channel inventories have been reduced significantly this spring and that more normal purchasing patterns are likely to resume later this year and into the pre-planting months of 2015. Our continuing sales of SmartBox closed delivery equipment suggests that an increasing number of corn growers intend to use our granular soil insecticides. Additionally, we have introduced the first of our liquid soil insecticides Xpedient® which broadens our market penetration and provides an economical solution for acreage that has lighter soil infestation pressure. Rounding out our offerings for corn, we continue our co-marketing relationship with Monsanto to encourage the use of our Impact® post-emergent herbicide to bolster the efficacy of Monsanto’s Roundup® glyphosate brands.”

Mr. Wintemute concluded: “We continue to expand our solid participation in other key crops, notably potato, cotton and numerous vegetable & fruit markets. Our expansion initiatives continue internationally, in the non-crop segment of our business and with the pursuit of both existing product acquisitions and new product development. We are undertaking cost reduction programs to right-size our manufacturing function with the product demand that we are forecasting. We have trimmed our operating expenses and will remain disciplined in our capital expenditures. With the support of our banking group we have amended our credit agreement to ensure that the company has sufficient working capital for current operations and future growth. We expect that our sales revenue will improve from current levels as we approach the 2015 planting season and rising factory recovery rates during 2015 should allow our earnings performance to improve.”

Conference Calls

American Vanguard will conduct a conference call to discuss the subjects highlighted in this press release on Monday, July 21, 2014 at 9:00am ET / 6:00am PT. Interested parties may participate in the call by dialing (201) 493-6744. Please dial in 10 minutes before the call is scheduled to begin, and ask for the American Vanguard call. The conference call will also be webcast live via the News and Media section of the Company’s web site at www.american-vanguard.com. To listen to the live webcast, go to the web site at least 15 minutes early to register, download and install any necessary audio software. If you are unable to listen live, the conference call will be archived on the Company’s web site.

The Company also plans to release full second quarter results on July 31, 2014 after the close of the stock market and conduct a conference call with analysts and investors to discuss those results at 4:30pm ET / 1:30pm PT that afternoon. Interested parties may use the same dial-in information as above.

About American Vanguard

American Vanguard Corporation is a diversified specialty and agricultural products company that develops and markets products for crop protection and management, turf and ornamentals management and public and animal health. American Vanguard is included on the Russell 2000® & Russell 3000® Indexes and the Standard & Poors Small Cap 600 Index. To learn more about American Vanguard, please reference the Company’s web site at www.american-vanguard.com.

In its public commentary, the Company may discuss forward-looking information. Except for the historical information contained in this release, all forward-looking statements are estimates by the Company’s management subject to various risks and uncertainties that may cause results to differ from management’s current expectations. Such factors include weather conditions, changes in regulatory policy and other risks as detailed in the Company’s SEC reports and filings. All forward-looking statements, if any, in this release represent the Company’s judgment as of the date of this release.

Company Contact:	Investor Representative:
American Vanguard Corporation	The Equity Group Inc.
William A. Kuser, Director of Investor Relations	www.theequitygroup.com
(949) 260-1200	Lena Cati (212) 836-9611
williamk@amvac-chemical.com	Lcati@equityny.com